SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant   |X|
Filed by a party other than the Registrant   |_|


Check the appropriate box:
|_|   Preliminary Proxy Statement
|_|   Confidential, For Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12


                               MAYTAG CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------
        (2)  Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------
        (4)  Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------
        (5)  Total fee paid:

             -------------------------------------------------------------------
|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

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        (2)  Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------
        (3)  Filing Party:

             -------------------------------------------------------------------
        (4)  Date Filed:

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


FORWARD-LOOKING STATEMENTS
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with a group led by Ripplewood Holdings L.L.C. (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) Maytag may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and
(9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction with an investor group led by private equity firm Ripplewood Holdings L.L.C., Maytag has filed a definitive proxy statement and may file other relevant documents concerning the proposed merger with SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAYTAG AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the definitive proxy statement as well as other filed documents containing information about Maytag at HTTP://WWW.SEC.GOV, SEC's Web site. Free copies of Maytag's SEC filings are also available on Maytag's Web site at www.maytagcorp.com.

PARTICIPANTS IN THE SOLICITATION
Maytag and its executive officers and directors and Ripplewood Holdings L.L.C., Triton Acquisition Holding and Triton Acquisition and their respective affiliates, executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Maytag's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Maytag is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 4, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed transaction.

                     MAYTAG PRESS RELEASE - 2Q 2005 RESULTS

FOR IMMEDIATE RELEASE
Media Contact:  John Daggett
Maytag Corporate Communications
(641) 787-7711
john.daggett@maytag.com

                  MAYTAG ANNOUNCES SECOND QUARTER 2005 RESULTS

NEWTON, IOWA--(July 22, 2005) - Maytag Corporation (NYSE:MYG) today reported second quarter consolidated sales of $1.23 billion, up 6.7 percent from sales of $1.15 billion in the same period last year.

      Reported net income for the second quarter was $3.5 million or 4 cents per share, compared with a net loss of $41.1 million, or 52 cents per share, a year earlier. Diluted earnings per share for the second quarter included the following:
                                                      THREE MONTHS ENDED
                                                  ---------------------------
                                                    JULY 2         JULY 3
                                                     2005           2004
                                                  ---------------------------
DILUTED EARNINGS (LOSS) PER SHARE                    $0.04        $(0.52)
                                                  ============  =============

Included in diluted earnings (loss) per share
(net of tax) were the following items:
  Restructuring and related charges - Galesburg       0.01          0.13
  Restructuring and related charges -
    reorganization                                    0.02          0.11
  Goodwill impairment-Commercial Products                -          0.12
  Front-load washer litigation                           -          0.16
  Adverse judgment on pre-acquisition
    distributor lawsuit                                  -          0.09

      Second quarter sales were up year-over-year in all major categories of the home appliances segment -- refrigeration, laundry, cooking, dishwashing and floor care. Sales of Commercial Products declined versus a year ago, a result of continued weakness in the vending industry.

      Maytag Chairman and CEO Ralph Hake said that sales of major appliances showed solid improvement during the quarter with refrigeration and cooking product sales up appreciably.

"Sales of our French-Door bottom-freezers under the Jenn-Air, Maytag and Amana brand names are strong. In cooking, all Jenn-Air products, including cook tops and wall ovens generated positive gains for the company. Also, Jenn-Air stainless steel dishwashers and Maytag's new Neptune front-load washers have generated encouraging consumer interest this quarter."

Hake noted that all floor care categories sold under the Hoover brand experienced significant year-over-year growth with market share gains in upright vacuums as the primary sales driver.

      Maytag Services and Maytag International continued to produce strong revenue growth compared to the second quarter of 2004.

      "Compared to last year, operations benefited from sales growth, a positive mix in major appliances, and savings from our 'One Company' restructuring and the Galesburg plant closing," said Hake. "However, these improvements were offset by rising raw material costs including steel and resins, higher fuel and transportation costs and lower floor care pricing."

      Sales were up sequentially from the first quarter of 2005, benefiting from refrigeration sales beyond normal seasonal increases. Operating income was down sequentially from the first quarter of 2005, due to planned national advertising expenditure increases, which more than offset the benefit from increased sales.

      During the quarter, the company signed a commitment letter for a $500 million five-year, senior secured revolving credit facility. The new credit facility would be fully underwritten by J.P. Morgan Chase Bank, N.A. and Citigroup Global Markets, Inc. and secured by accounts receivable and inventory of certain Maytag subsidiaries. The company also announced that it has amended its current $300 million revolving credit facility, due March 2007. The current $300 million credit facility would be replaced upon the issuance of the $500 million credit facility.

                              SIX-MONTH PERFORMANCE

      Maytag's sales in the first six months of 2005 were $2.40 billion, up one percent from sales of $2.37 billion in the first six months of 2004. Operating income was $43.8 million, up from $30.2 million reported in the year-earlier period.

      Reported net income for the first six months of 2005 was $11.2 million, or 14 cents per share. In the first six months of 2004, Maytag reported a net loss of $2.4 million, or 3 cents per share.

      For the first six months of 2005, cash flow used by operations was $47.4 million, approximately the same as the first six months of 2004. The use of cash flow in both periods is due primarily to seasonal increases in working capital. Cash flow was also impacted by lower pension contributions in the first half of 2005 compared to the same period in 2004. As of the end of the second quarter, cash and cash equivalents increased by $61.5 million to $69 million, compared to the same period in the prior year, and total debt levels declined by $118 million to $977 million.

       The earnings (loss) per share for the first six months of 2005 and 2004 included the following items:
                                                          SIX MONTHS ENDED
                                                    ---------------------------
                                                       JULY 2         JULY 3
                                                        2005           2004
                                                    ---------------------------
DILUTED EARNINGS (LOSS) PER SHARE                       $0.14         $(0.03)
                                                    ============  =============

Included in diluted earnings (loss) per share
(net of tax) were the following items:
  Restructuring and related charges - Galesburg          0.02           0.20
  Restructuring and related charges - reorganization     0.05           0.11
  Goodwill impairment-Commercial Products                   -           0.12
  Front-load washer litigation                              -           0.16
  Adverse judgment on pre-acquisition distributor
    lawsuit                                                 -           0.09

                                FULL-YEAR PROJECTIONS

      Maytag reaffirmed that its earnings per share estimate for the full year 2005 are expected to be in the range of 45 to 55 cents, including approximately 10 cents in restructuring charges.

                                     ABOUT MAYTAG

      Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation's principal brands include Maytag(R), Hoover(R), Jenn-Air(R), Amana(R), Dixie-Narco(R) and Jade(R).

                                        # # #

                            QUARTERLY CONFERENCE CALL

     Maytag will host a conference call for members of the financial community today at 8:30 a.m. CT (9:30 a.m. ET) to comment on its performance. Chairman & CEO Ralph Hake and CFO

George Moore will participate in the call. The company will not conduct a question-and-answer session for this conference call.

      Persons wishing to listen should telephone 888-489-9488 AT 8:20 A.M. CT (INTERNATIONAL PARTICIPANTS SHOULD DIAL 415-537-1945). The conference call will be recorded and available by telephone from 10:30 a.m. CT July 22 until 10:30 a.m. CT July 26. Persons interested in listening to the conference call tape should call 800-633-8284 (or internationally 402-977-9140) and use access code number 21251588.

      Additionally, Maytag's conference call will be distributed live over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at WWW.FULLDISCLOSURE.COM or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (WWW.STREETEVENTS.COM). The audio webcast can also be accessed through Maytag's Web site, WWW.MAYTAGCORP.COM, by clicking on the "Corporate News Center" and then "Conference Calls." Replays will be available on both the Maytag and CCBN Web sites.

                                       # # #

FORWARD-LOOKING STATEMENTS
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with a group led by Ripplewood Holdings L.L.C. (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) Maytag may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and
(9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction with an investor group led by private equity firm Ripplewood Holdings L.L.C., Maytag has filed a definitive proxy statement and may file other relevant documents concerning the proposed merger with SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAYTAG AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the definitive proxy statement as well as other filed documents containing information about Maytag at HTTP://WWW.SEC.GOV, SEC's Web site. Free copies of Maytag's SEC filings are also available on Maytag's Web site at www.maytagcorp.com.

PARTICIPANTS IN THE SOLICITATION
Maytag and its executive officers and directors and Ripplewood Holdings L.L.C., Triton Acquisition Holding and Triton Acquisition and their respective affiliates, executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Maytag's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Maytag is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 4, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed transaction.

SECOND QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)



                        NET SALES (IN THOUSANDS)


                                                                       2005                      2004                % Change
                                                               --------------------     ---------------------     --------------
Home Appliances                                                $         1,163,259      $          1,077,643                7.9
Commercial Products                                                         66,459                    74,586              (10.9)
                                                               --------------------     ---------------------
Consolidated                                                   $         1,229,718      $          1,152,229                6.7
                                                               ====================     =====================



                 OPERATING INCOME (LOSS) (IN THOUSANDS)

                                                                      2005                      2004                % Change
                                                               --------------------     ---------------------     --------------
Home Appliances                                                $            21,029      $            (23,741)             188.6
Commercial Products                                                         (1,354)                   (9,697)              86.0
                                                               --------------------     ---------------------
Reported                                                       $            19,675      $            (33,438)             158.8
                                                               ====================     =====================

Included in operating income (loss)
   Restructuring and related charges-Home Appliances           $             3,156      $             27,783
   Front-load washer litigation-Home Appliances                                  -                    18,500
   Restructuring and related charges-Commercial Products                       224                        69
   Goodwill impairment-Commercial Products                                       -                     9,600



                    NET INCOME (LOSS) (IN THOUSANDS)

                                                                       2005                      2004                % Change
                                                                --------------------     ---------------------     --------------
Reported                                                        $             3,481      $            (41,084)             108.5
                                                                ====================     =====================

Included in net income (loss) (net of tax)
   Restructuring and related charges                            $             2,092      $             18,879
   Goodwill impairment-Commercial Products                                        -                     9,600
   Front-load washer litigation                                                   -                    12,488
   Adverse judgment on pre-acquisition distributor lawsuit                        -                     7,091



                    BASIC EARNINGS (LOSS) PER SHARE

                                                                       2005                      2004                % Change
                                                                --------------------     ---------------------     --------------
Reported                                                        $              0.04      $              (0.52)             108.4
                                                                ====================     =====================

Included in basic earnings (loss) per share (net of tax)
   Restructuring and related charges                            $              0.03      $               0.24
   Goodwill impairment-Commercial Products                                        -                      0.12
   Front-load washer litigation                                                   -                      0.16
   Adverse judgment on pre-acquisition distributor lawsuit                        -                      0.09

Basic weighted-average shares
outstanding (thousands)                                                      79,818                    79,012


                   DILUTED EARNINGS (LOSS) PER SHARE

                                                                       2005                      2004                % Change
                                                                --------------------     ---------------------     --------------
Reported                                                        $              0.04      $              (0.52)             108.4
                                                                ====================     =====================

Included in diluted earnings (loss) per share (net of tax)
   Restructuring and related charges                            $              0.03      $               0.24
   Goodwill impairment-Commercial Products                                        -                      0.12
   Front-load washer litigation                                                   -                      0.16
   Adverse judgment on pre-acquisition distributor lawsuit                        -                      0.09

Diluted weighted-average shares
outstanding (thousands)                                                      79,818                    79,012



                 FIRST HALF SALES AND EARNINGS COMPARISON



                         NET SALES (IN THOUSANDS)

                                                                          2005                       2004               % Change
                                                                ----------------------     ----------------------  ---------------
Home Appliances                                                 $           2,276,446      $           2,222,429              2.4
Commercial Products                                                           121,111                    148,744            (18.6)
                                                                ----------------------     ----------------------
Consolidated                                                    $           2,397,557      $           2,371,173              1.1
                                                                ======================     ======================



                  OPERATING INCOME (LOSS) (IN THOUSANDS)

                                                                        2005                       2004                  % Change
                                                                ----------------------     ----------------------  ---------------
Home Appliances                                                 $              47,664      $              36,604             30.2
Commercial Products                                                            (3,903)                    (6,410)            39.1
                                                                ----------------------     ----------------------
Reported                                                        $              43,761      $              30,194             44.9
                                                                ======================     ======================

Included in operating income (loss)
   Restructuring and related charges-Home Appliances            $               7,872      $              35,778
   Front-load washer litigation-Home Appliances                                     -                     18,500
   Restructuring and related charges-Commercial Products                          362                         69
   Goodwill impairment-Commercial Products                                          -                      9,600

                     NET INCOME (LOSS) (IN THOUSANDS)

                                                                        2005                       2004                 % Change
                                                                ----------------------     ----------------------  ---------------
Reported                                                        $              11,213      $              (2,360)           575.1
                                                                ======================     ======================

Included in net income (loss) (net of tax)
   Restructuring and related charges                            $               5,393      $              24,196
   Goodwill impairment-Commercial Products                                          -                      9,600
   Front-load washer litigation                                                     -                     12,488
   Adverse judgment on pre-acquisition distributor lawsuit                          -                      7,091



                     BASIC EARNINGS (LOSS) PER SHARE

                                                                        2005                       2004                % Change
                                                                ----------------------     ----------------------  ---------------
Reported                                                        $                0.14      $               (0.03)           570.6
                                                                ======================     ======================

Included in basic earnings (loss) per share (net of tax)
   Restructuring and related charges                            $                0.07      $                0.31
   Goodwill impairment-Commercial Products                                          -                       0.12
   Front-load washer litigation                                                     -                       0.16
   Adverse judgment on pre-acquisition distributor lawsuit                          -                       0.09

Basic weighted-average shares
outstanding (thousands)                                                        79,690                     78,929


                    DILUTED EARNINGS (LOSS) PER SHARE

                                                                        2005                       2004               % Change
                                                                ----------------------     ----------------------  ---------------
Reported                                                        $                0.14      $               (0.03)           570.6
                                                                ======================     ======================

Included in diluted earnings (loss) per share (net of tax)
   Restructuring and related charges                                             0.07                     $ 0.31
   Goodwill impairment-Commercial Products                                          -                       0.12
   Front-load washer litigation                                                     -                       0.16
   Adverse judgment on pre-acquisition distributor lawsuit                          -                       0.09

Diluted weighted-average shares
outstanding (thousands)                                                        79,690                     78,929


MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data)


                                                                     Second Quarter Ended         Six Months Ended
                                                                     July 2         July 3        July 2       July 3
                                                                      2005           2004          2005         2004
                                                                   ------------  -------------  -----------  ------------
Net sales                                                          $ 1,229,718    $ 1,152,229   $2,397,557   $ 2,371,173
Cost of sales                                                        1,093,858      1,003,726    2,132,627     2,011,549
                                                                   ------------  -------------  -----------  ------------
      Gross profit                                                     135,860        148,503      264,930       359,624
Selling, general and administrative expenses                           112,805        125,989      212,935       265,483
Restructuring and related charges                                        3,380         27,852        8,234        35,847
Goodwill impairment-Commercial Products                                      -          9,600            -         9,600
Front-load washer litigation                                                 -         18,500            -        18,500
                                                                   ------------  -------------  -----------  ------------
      Operating income (loss)                                           19,675        (33,438)      43,761        30,194
Interest expense                                                       (16,278)       (13,215)     (32,053)      (26,106)
Adverse judgment on pre-acquisition distributor lawsuit                      -        (10,505)           -       (10,505)
Other-net                                                                  815             55        3,243         2,921
                                                                   ------------  -------------  -----------  ------------
      Income (loss) before income taxes                                  4,212        (57,103)      14,951        (3,496)
Income tax expense (benefit)                                               731        (16,019)       3,738        (1,136)
                                                                   ------------  -------------  -----------  ------------
     Net income (loss)                                             $     3,481   $    (41,084)  $   11,213   $    (2,360)
                                                                   ============  =============  ===========  ============

Basic earnings (loss) per common share:
     Net income (loss)                                             $      0.04   $      (0.52)  $     0.14   $     (0.03)

Basic weighted-average shares outstanding                               79,818         79,012       79,690        78,929

Diluted earnings (loss) per common share:
     Net income (loss)                                             $      0.04   $      (0.52)  $     0.14   $     (0.03)

Diluted weighted-average shares outstanding                             79,818         79,012       79,690        78,929


MAYTAG CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

                                                                       July 2             January 1             July 3
                                                                        2005                2005                 2004
                                                                  -----------------                       --------------------
ASSETS                                                              (Unaudited)                               (Unaudited)
                                                                  -----------------   ------------------  --------------------

Current assets
Cash and cash equivalents                                         $         69,015    $         164,276   $             7,492
Accounts receivable - net                                                  724,544              629,901               636,929
Inventories                                                                604,383              515,321               591,588
Deferred income taxes                                                       52,973               55,862                61,335
Other current assets                                                        45,419               80,137                89,329
Discontinued current assets                                                      -                    -                69,941
                                                                  -----------------   ------------------  --------------------
      Total current assets                                               1,496,334            1,445,497             1,456,614

Noncurrent assets                                                          653,626              653,365               574,949
Discontinued noncurrent assets                                                   -                    -                61,069
                                                                  -----------------   ------------------  --------------------
      Total noncurrent assets                                              653,626              653,365               636,018

Property, plant and equipment                                              869,157              921,162               991,443

                                                                  -----------------   ------------------  --------------------
     Total assets                                                 $      3,019,117    $       3,020,024   $         3,084,075
                                                                  =================   ==================  ====================


LIABILITIES AND SHAREOWNERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable                                                  $        553,169    $         545,901   $           423,950
Accrued liabilities                                                        356,623              358,119               334,507
Notes payable and
   current portion of long-term debt                                       188,977                6,043               223,982
Discontinued current liabilities                                                 -                    -               100,962
                                                                  -----------------   ------------------  --------------------
      Total current liabilities                                          1,098,769              910,063             1,083,401

Long-term debt, less current portion                                       787,839              972,568               870,546

Postretirement benefit liability                                           528,436              531,995               541,380

Accrued pension cost                                                       504,133              496,480               337,407

Other noncurrent liabilities                                               177,418              183,942               188,888

Total discontinued noncurrent liabilities                                        -                    -                18,766

Shareowners' equity (deficit)                                              (77,478)             (75,024)               43,687

                                                                  -----------------   ------------------  --------------------
      Total liabilities and shareowners' equity (deficit)         $      3,019,117    $       3,020,024   $         3,084,075
                                                                  =================   ==================  ====================


MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)


                                                                                               Six Months Ended
                                                                                           July 2            July 3
                                                                                            2005              2004
Operating activities
-------------------------------------------------------------------------------------------------------  ----------------
Net income (loss)                                                                     $         11,213   $        (2,360)
Depreciation and amortization                                                                   82,842            84,066
Deferred income taxes                                                                           (8,707)           21,903
Restructuring and related charges, net of cash                                                 (14,735)           29,032
Goodwill impairment-Commercial Products                                                              -             9,600
Front-load washer litigation, net of cash paid                                                  (4,292)           18,500
Adverse judgment on pre-acquisition distributor lawsuit                                        (12,250)           10,505
Change in working capital                                                                     (178,445)         (207,738)
Pension expense                                                                                 35,509            31,866
Pension contributions                                                                          (27,849)          (92,744)
Postretirement benefit liability                                                                (3,559)            3,275
Other                                                                                           72,849            45,133
                                                                                       ----------------  ----------------
    Net cash used in operating activities                                                      (47,424)          (48,962)

Investing activities
-------------------------------------------------------------------------------------------------------  ----------------
Proceeds from business disposition, net of transaction costs                                    11,123                 -
Capital expenditures                                                                           (35,601)          (48,872)
                                                                                       ----------------  ----------------
    Investing activities                                                                       (24,478)          (48,872)

Financing activities
-------------------------------------------------------------------------------------------------------  ----------------
Net proceeds of notes payable                                                                        -           129,484
Dividends on common stock                                                                      (21,490)          (28,395)
Repayment of long-term debt                                                                     (2,518)           (4,020)
Stock options and employee stock                                                                 1,722             1,975
Other                                                                                           (1,025)             (276)
                                                                                       ----------------  ----------------
    Financing activities                                                                       (23,311)           98,768
Effect of exchange rates                                                                           (48)             (198)
                                                                                       ----------------  ----------------
    Increase (decrease) in cash and cash equivalents                                           (95,261)              736
Cash and cash equivalents at beginning of period                                               164,276             6,756
                                                                                       ----------------  ----------------
    Cash and cash equivalents at end of period                                         $        69,015   $         7,492
                                                                                       ================  ================




              RALPH HAKE CONFERENCE CALL REMARKS - 2Q 2005 EARNINGS

JULY 22, 2005

Good Morning.  Thank you for joining us today.

Let me begin my comments this morning by providing you with an overview of our business highlights. Then I'll ask George Moore, our CFO, to provide more in-depth financial insight, including the new financing plan that we have in place. Following his comments, I will provide a brief summary and conclusion.

As we indicated on our conference call announcement, we will not be taking questions today, due to the pending transaction.

To get started, let's first look at our earnings. We reported earnings of 4 cents per share in the quarter, which included:

     o Restructuring and related charges of 2 cents per share, for our "One Company" restructuring.

     o Restructuring and related charges of 1 cent per share, for our Galesburg plant closing.

As you may recall, during the second quarter of 2004, we reported a net loss of $41 million, or 52 cents per share; including 61 cents of charges as noted in today's financial statements.

We experienced higher sales volume and a positive mix in major appliance sales, as well as savings from our restructuring activities. However, these benefits were offset by:

     o  Rising raw materials costs, including steel and resins;

     o  Higher distribution and fuel costs; and

     o  Lower floor care pricing.

Prior to explaining our sales levels, let me provide you with a view of the industry in which we operate.

     o Core 5 industry shipments were up 2.6 percent from the second quarter 2004, with shipments at just over 11 million units; and

     o The floor care industry - which is primarily uprights and extractors - was up 16.5 percent.

     o In commercial, vending industry sales were down dramatically - double digits - during the quarter.

For Maytag overall, consolidated sales were up 6.7 percent year over year - the third quarter in which we have seen improvement sequentially. In our Home Appliance segment, sales increased 7.9 percent compared to 2004, with year-over-year sales improvement in all product categories. The most notable drivers of this positive sales growth included:

     o Significant improvement in refrigeration sales; specifically, our French-door, bottom-freezer models sold under the Maytag, Jenn-Air and Amana brands, as well as newly introduced top-freezer refrigerator models;

     o Positive gains in our cooking business, led by our premium Jenn-Air product line-up, including cooktops, wall ovens and microwaves;

     o  New 27-inch Maytag Neptune(R) washers and dryers;

     o  Stainless-steel Jenn-Air dishwashers;

     o Growth in our Hoover floor care business, specifically upright vacuum models; and

     o Continued strong sales growth for our Maytag Services business - up 19 percent; as well as our Maytag International business - up 13 percent.

Unit sales in full-size floor care increased 31 percent in the second quarter, compared to the prior year. However, volume increases were partially offset by lower average selling prices for these products. Gross sales were up 13 percent in this category, and our market share increased.

From a market share perspective, Maytag's overall second-quarter Core 5 appliance market share was flat; however, our sales benefited from industry growth, increases in average selling prices for major appliances and our ability to grow outside of the Core 5 and in Maytag Services, Maytag International and our floor care business.

As I mentioned earlier, we realized strong refrigeration sales during the second quarter. Last year at this time, we were still working through some of the transition for refrigeration. However, with this now behind us, we are clearly seeing the benefits of our strategy with new models being produced at our plants in Amana, Iowa, and Reynosa, Mexico; and those sourced through our third-party partnership.

In our Commercial Products segment, sales during the quarter declined 11 percent year over year, primarily due to the ongoing weakness in the vending equipment industry in which our Dixie-Narco business competes.

I will now ask George Moore to provide a detailed look at our financial performance, and our new financing plan, and then I will offer some additional insights about our business going forward.

GEORGE. . . FINANCIAL REVIEW
RALPH CONTINUES. . .

Thank you, George.

Last quarter, I shared with you plans to concentrate our vertical axis, that is, traditional top-load washer production in our Herrin, Illinois, facility and our dryer production in Searcy, Arkansas. With successful labor negotiations in Herrin in June, I am pleased to report that new top-load washer models went into production in Herrin earlier this week, and accompanying dryer models are now being made in Searcy. As we have stated previously, this laundry transformation project is expected to provide us with substantial and immediate cost, quality, line logic and new consumer benefits.

We are continuing to review our overall manufacturing footprint to address our noncompetitive supply chain costs and burden absorption issues. Our discussions are ongoing with the labor unions in both our Newton and North Canton facilities to identify cost improvement. Over the next few months, we expect to finalize our operational plans to migrate viable product lines to low-cost manufacturing locations.

Some of our critics have suggested a lack of new products from Maytag this year. To set the record straight, let me provide you with the facts regarding our pipeline of innovation. We planned a roll-out of more than 30 new, innovative products in 2005, focusing heavily in the laundry and floor care categories. To date, 23 of these new products are in production, including new laundry products and offerings in every other major category. Many of these products have contributed to our top-line sales growth during the second quarter. In addition, we anticipate 11 more new products over the balance of the year, including the launch of our exciting, new high-end vacuum, which we believe will have a significant impact in the floor care market. By the time we get to the fourth quarter of this year, we expect that about one-third of our sales will be directly related to the products that we have launched in 2005.

Today, we also reaffirmed that our estimated full year 2005 earnings are expected to be in the range of 45 to 55 cents, including approximately 10 cents in restructuring charges.

Yesterday, our Board of Directors announced that they were unable to determine that the Whirlpool Corporation proposal announced on July 17 may reasonably be expected to lead to a financially superior transaction that is reasonably capable of being completed. Such a determination is a prerequisite under Maytag's existing merger agreement with the Ripplewood-led group for Maytag to furnish information to, and have discussions and negotiations with, Whirlpool. We stated that Maytag will continue to evaluate the Whirlpool proposal. In our release, we also said that the Board of Directors has not changed its recommendation of the existing Ripplewood-led transaction.

In closing ... while there is uncertainty of future ownership - we remain focused on running a better business. We continue to implement our plans - launching new, innovative products; making progress in the areas of quality and cost reduction; and building our consumer connectivity with preferred brands.

The progress that we are making in these key areas of our business does not happen without tremendous efforts of our employees. The thousands of Maytag men and women located throughout the world have demonstrated their unwavering support for our organization in performing well through this period of disruption and uncertainty. I am very proud of the resilience that they have shown, and I thank them for their many contributions and dedication, which are a testament to the virtues that have made Maytag an industry leader for 112 years.

Thank you for your attention today.

                 GEORGE MOORE REMARKS - 2Q EARNINGS ANNOUNCEMENT

Friday, July 22, 2005

Thank you, Ralph.

OPERATING PERFORMANCE

Given the overview provided by Ralph, I will provide additional perspective on our second quarter operating performance, both year-over-year, and sequentially on a comparative basis.

YEAR-OVER-YEAR COMPARISON

Compared to the prior year, our consolidated second quarter sales were up 6.7 percent.

As Ralph stated, Home Appliances sales were up 7.9 percent, driven by improvement in all major appliances categories, as well as double-digit growth in International and our Maytag Services operations. In major appliances, pricing from our previously announced price increases contributed approximately 4 percent to major appliance sales, which was partially offset by price repositioning and mix within product categories. Floor care pricing was down about 14 percent from the prior year, but only down 1 percent from the previous quarter.

As noted in Commercial Products, our sales were down 11 percent due to the continued weakness in the vending equipment industry.

In terms of operating performance, our year-over-year operating income, excluding restructuring and other previously listed items, was flat despite higher revenues. Operations benefited from restructuring activities in previous years, including closure of the Galesburg refrigeration facility and the consolidation of our floorcare, appliances and corporate headquarters organizations. This initiative resulted in a significant reduction of our salaried workforce and lower advertising expense.

These improvements were offset by lower pricing in floorcare, higher material costs, primarily steel and resins, and fuel related distribution costs. In spite of our recent actions to lower pension and postretirement expenses, these items were still dilutive year-over-year.

Comparing the first 6 months of 2005 to the same period in 2004, our sales were up 1.1 percent with Home Appliances increasing 2.4 percent on Core Five industry growth of six-tenths of a percent. International and Services both continued their double-digit growth over last year. Commercial sales were down 19 percent year-over-year, primarily due to a downturn of purchases in the vending equipment industry. On a reported basis, operating income was up approximately $14 million or 45 percent for the six-month period compared to last year.

Year-over-year operating income benefited from charges taken in the prior year for restructuring, goodwill impairment, and front-load washer litigation. Excluding these restructuring and related charges, operating income declined 42 million dollars in the first half, compared to the prior year. The decrease resulted from higher material and logistics costs of approximately $100 million as well as lower burden absorption of $25 million due to a higher mix of sourced versus manufactured products. Partially offsetting these were the benefit from higher volume, price and mix of $10 million as well as savings from restructuring initiatives. Within volume, price and mix, our improvements in major appliances along with growth in International and Services were offset by lower pricing in floorcare. Productivity gains from restructuring initiatives, including headcount reductions, lower national advertising, and savings from the refrigeration transition from Galesburg to Reynosa, benefited us by $70 million dollars.

SEQUENTIAL COMPARISON

Sequentially, our consolidated sales were up 5 percent. In our Home Appliances segment, which was up 4.5 percent, strong gains in the refrigeration business, beyond normal seasonal increases, contributed to increased revenues and increased market share in this category. Although we had increased sales, this benefit was more than offset by planned increased national advertising spending of $8 million dollars coinciding with key laundry launches.

In the Commercial Products segment, our sales were up sequentially, however, the commercial vending business continued to struggle to convert the increased sales to operating income. This was due to continued pricing and cost pressures as well as unfavorable product mix during the quarter.

OTHER INCOME STATEMENT LINE ITEMS
For items below operating income, let me cover the significant elements.

Interest expense in the second quarter of 2005 increased to $16 million compared to $13 million in the prior year quarter, as a result of higher interest rates partially offset by lower average borrowing levels.

We recorded tax expense of $700 thousand in the second quarter of 2005 on income before income taxes of $4.2 million. This was compared to a tax benefit of $16 million on a loss before income taxes of $57.1 million in the second quarter of 2004. The year-to-date and full-year tax rate are expected to be approximately 25 percent.

KEY BALANCE SHEET ITEMS
Let's now discuss the following key balance sheet items.

Our overall working capital levels improved from the prior year, both in dollars and as a percent of sales, from 16.5 percent last year to 16.3 percent in the most recent quarter. Improvement in accounts payable, primarily from terms management and additional sourced product purchases, more than offset increased receivables and inventories. Accounts receivable are up due to strong June sales versus the prior year, and customer mix. Inventories are up over prior year due to our vertical axis laundry transition and increased purchases of new, high-efficiency Neptune front-load laundry during the roll-out period.

In terms of our cash on hand and debt outstanding, our overall debt levels are down $118 million from the prior year. In addition, we increased our cash and cash equivalents by $62 million to $69 million. Therefore, our total net debt levels of $908 million were down $179 million, or 16 percent from the prior year.

During the 2nd quarter of 2005, we amended the existing $300 million revolving credit facility. The amendment eases covenant requirements and the facility is now secured by certain accounts receivable and inventory. In addition, we signed a commitment letter for a new $500 million, five-year, senior secured revolving credit facility that would be fully underwritten. The new agreement will also be secured by certain accounts receivable and inventory. The current $300 million credit facility would be replaced upon issuance of the $500 million facility.

CASH FLOW PERFORMANCE
Our free cash flow, defined as cash flow from operations less capital expenditures, was a use of cash of $72 million in the first half 2005 compared to a use of $98 million in the prior year. As is typical, free cash flow is a use of cash in the first half due to our seasonal increases in working capital. The first half use was slightly lower than the prior year due to lower working capital increases, as described earlier, along with lower pension contributions. These items were partially offset by the higher cash requirements for restructuring, as well as the payment of $12.3 million for the final resolution of a distributor lawsuit.

Our first half working capital increase was $178 million compared to an increase or use of cash of about $208 million in the prior year. Regarding pension contributions, we made $28 million in voluntary qualified pension contributions in the first half 2005 compared to $93 million in the prior year.

Capital expenditures were $36 million in the first half 2005, down from $49 million in 2004.

CASH FLOW OUTLOOK
For 2005, we continue to expect free cash flow in the range of $75 to $100 million. Included in this estimate are the following assumptions:

     o We plan to make $100 million in qualified pension contributions for the full year of 2005. However, pursuant to the merger agreement, we are restricted in making additional contributions prior to September 1, 2005.

     o  We expect capital expenditures of $80 to $100 million.

     o  We expect the cash requirements for restructuring and related charges,
        comprised  of  the   Galesburg   plant   closure  and   organizational
        restructuring, to be approximately $25 million.

     o In addition, we expect cash outflows associated with front-load washer litigation costs, as well as the distributor lawsuit settlement to be approximately $30 million during 2005.

CLOSING
With that financial overview, I will turn it back over to Ralph to discuss our outlook.

Ralph...

                     LETTER TO EMPLOYEES - 2Q 2005 EARNINGS

A MESSAGE FROM RALPH HAKE, CHAIRMAN & CEO

Fellow Maytag Employees:

Our sales and earnings results for the second quarter can be summarized as a "good news-bad news" story.

The good news is that our consolidated sales were up 6.7 percent year over year -- the third quarter in which we have seen improvement sequentially. In our Home Appliances segment, sales increased 7.9 percent compared to 2004, with year-over-year sales improvement in all product categories.

Our Home Appliances segment sales gains were led chiefly by:

     o Significant improvement in refrigeration sales; specifically, our French-door, bottom-freezer models sold under the Maytag, Jenn-Air and Amana brands, as well as newly introduced top-freezer refrigerator models;

     o Positive gains in our cooking business, led by our premium Jenn-Air product line-up, including cooktops, wall ovens and microwaves;

     o  New 27-inch Maytag Neptune(R) washers and dryers;

     o  Stainless-steel Jenn-Air dishwashers;

     o Growth in our Hoover floor care business, specifically upright vacuum models; and

     o Continued strong sales growth for our Maytag Services business -- up 19 percent, as well as our Maytag International business -- up 13 percent.

I am very encouraged by our top-line sales growth and remain optimistic about our strategy going forward with the innovative products that we have in the marketplace and those that we will be introducing during the balance of the year. The bad news of the quarter is the lack of conversion of our top-line growth into bottom-line profitability, and this continues to concern me. Many of the same issues that have impacted our business over the past several quarters, continued to be obstacles to our second-quarter earnings performance. These included:

     o  Rising raw materials costs, including steel and resins;

     o  Higher distribution and fuel costs; and

     o  Lower floor care pricing.

With regard to our manufacturing issues, we are making progress. We are transforming our Herrin and Searcy plants to top-load washer and dryer production, respectively. In fact, I am pleased to report that new laundry models went into production in Herrin earlier this week, and new dryer models are now being made in Searcy. This laundry transformation project is expected to provide us with substantial and immediate cost, quality, line logic and new consumer benefits.

In closing, I want to thank each of you for your outstanding dedication to our business. I realize that it is very difficult and disruptive for you to continue working within this current environment. Please keep doing everything that you can to stay focused on our business and to continue supporting our customer-focused initiatives -- cost, quality and innovation.

Sincerely,

/s/ Ralph Hake
Ralph Hake
Chairman and CEO
July 22, 2005
Maytag Corporation

                    MAYTAG WEBSITE SLIDES - 2Q 2005 EARNINGS

The following slide and the slides contained on Exhibit 99.1 attached hereto and incorporated herein by reference represent slides which have been made available on Maytag's website, www.maytagcorp.com.

MAYTAG CORPORATION

 KEY FINANCIAL STATISTICS FOR SECOND QUARTER AND YEAR TO DATE 2005 (UNAUDITED)
                      (in thousands except per share data)


                                                          SECOND QUARTER                               YEAR TO DATE
                                              -----------------------------------        ------------------------------------
                                                 2005         2004       % Change           2005         2004        % Change
                                              ---------    ---------     --------        ---------    ---------      --------
SALES AND EARNINGS

Net Sales                                     1,229,718    1,152,229        6.7%         2,397,557    2,371,173         1.1%
Operating Income (Loss)                          19,675      (33,438)     158.8%            43,761       30,194        44.9%
Interest Expense                                (16,278)     (13,215)      23.2%           (32,053)     (26,106)       22.8%
Adverse Judgment on Pre-acquisition
  Distributor Lawsuit                                 -      (10,505)    -100.0%                 -      (10,505)     -100.0%
Other Income                                        815           55     1381.8%             3,243        2,921        11.0%
Income Tax Expense (Benefit)                        731      (16,019)     104.6%             3,738       (1,136)      429.0%
Net Income (Loss)                                 3,481      (41,084)     108.5%            11,213       (2,360)      575.1%
      REPORTED DILUTED EARNINGS (LOSS)
        PER SHARE                                 $0.04       $(0.52)     108.4%             $0.14       $(0.03)      570.6%

OPERATING EXPENSES

Cost of Sales                                 1,093,858    1,003,726        9.0%         2,132,627    2,011,549         6.0%
GROSS PROFIT %                                     11.0%        12.9%      (1.9) pts          11.0%        15.2%        (4.2) pts
Selling, General and Administrative             112,805      125,989      -10.5%           212,935      265,483        -19.8%
% OF SALES                                          9.2%        10.9%      (1.7) pts           8.9%        11.2%        (2.3) pts
Restructuring and Related Charges                 3,380       27,852      -87.9%             8,234       35,847        -77.0%
Goodwill Impairment                                   -        9,600     -100.0%                 -        9,600       -100.0%
Front-load Washer Litigation                          -       18,500     -100.0%                 -       18,500       -100.0%

BUSINESS SEGMENT INFORMATION

HOME APPLIANCES
Net Sales                                     1,163,259    1,077,643        7.9%         2,276,446    2,222,429          2.4%
Operating Income  (Loss)                         21,029      (23,741)     188.6%            47,664       36,604         30.2%
% OF SALES                                          1.8%        -2.2%       4.0 pts            2.1%         1.6%         0.5 pts

COMMERCIAL PRODUCTS
Net Sales                                        66,459       74,586      -10.9%           121,111      148,744        -18.6%
Operating Income (Loss)                          (1,354)      (9,697)      86.0%            (3,903)      (6,410)        39.1%
% OF SALES                                         -2.0%       -13.0%      11.0 pts           -3.2%        -4.3%         1.1 pts

TOTAL
Net Sales                                     1,229,718    1,152,229        6.7%         2,397,557    2,371,173          1.1%
Operating Income (Loss)                          19,675      (33,438)     158.8%            43,761       30,194         44.9%
Operating Income (Loss)  %                          1.6%        -2.9%       4.5 pts            1.8%         1.3%         0.5 pts

MISCELLANEOUS

Average Shares - Basic                           79,818       79,012        1.0%            79,690       78,929          1.0%
Average Shares - Diluted                         79,818       79,012        1.0%            79,690       78,929          1.0%
GAAP Effective Tax Rate                            17.4%        28.1%     (10.7) pts          25.0%        32.5%        (7.5) pts

WORKING CAPITAL

Inventories                                                                                604,383      591,588          2.2%
Receivables                                                                                724,544      636,929         13.8%
Payables                                                                                   553,169      423,950         30.5%
Net Working Capital                                                                        775,758      804,567         -3.6%
Working Capital % of Rolling
  12 Months Sales                                                                             16.3%        16.5%        (0.2) pts
